TriNet Appoints Maria Contreras-Sweet,
Former Head of U.S. Small Business Administration, to its Board of Directors

Dublin, CA — November 19, 2020—TriNet, a leading provider of comprehensive human resources for small and medium-size businesses (SMBs), today announced that renowned corporate executive and entrepreneur Maria Contreras-Sweet has been appointed to the company’s board of directors.
Ms. Contreras-Sweet is managing director of Rockway Equity Partners, an investment firm and Principal of Contreras Sweet Enterprises, a management consulting firm. Prior to founding her current business, Contreras-Sweet served as the 24th administrator of the U.S. Small Business Administration (SBA).
Her commitment to small businesses runs deep. Before joining the SBA, Ms. Contreras-Sweet founded ProAmérica Bank, the first Latino-owned commercial bank in California in over 35 years, which focused on serving small to mid-size firms, especially those that are women and minority-owned.
“Maria brings small and medium-size business advocacy, experience and expertise in the very industries TriNet’s valued clients work, including government, nonprofit, professional services and finance. In addition to serving on the cabinet of the Obama-Biden Administration, leading the U.S. Small Business Administration, she has held leadership and advisory roles for some of the world’s top brands and has a proven track record of success, in the corporate world, running her own successful companies, and in her volunteer and advocacy work in the community,” said TriNet President and CEO Burton M. Goldfield. “We are fortunate to gain her highly insightful and diverse perspective as we continue to support the thousands of small and medium-size businesses we serve in these challenging times and beyond.”
Maria’s advocacy roots as a public servant include her role as Secretary of California’s Business, Transportation, and Housing Agency, with 42,000 employees—making her the first Latina to hold a state cabinet post in California—as well as working for both the California State Legislature and the U.S. Department of Commerce. She also held several leadership roles for the 7-Up RC Bottling Company. Current and previous board experience includes Sempra Energy, Regional Management Corporation, ProAmérica Bank and Blue Cross of California. Her volunteer nonprofit boards include the Bipartisan Policy Center, Inc. and the World Affairs Council.
“As an entrepreneur and long-time advocate for small businesses, I value the critical resources that TriNet brings to growing enterprises. I am delighted to be joining the TriNet Board to help further their commitment to America’s workforce. I have long admired their dedication to providing world class services to the small and middle market. Given today’s business climate, it is critical that we come together to help entrepreneurs and business owners get through the challenges they may be facing. They are so vital to a healthy economy and our nation.,” said Contreras-Sweet.

About TriNet
TriNet (NYSE: TNET) provides small and medium size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

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